PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JULY 6, 1999)

                                    $200,000,000

                                       [LOGO]

                         PUBLIC SERVICE COMPANY OF COLORADO

                        SERIES A SENIOR NOTES, 6 7/8% DUE 2009

                                 -------------------

    We will pay interest on the Notes due July 15, 2009, at the rate of 6 7/8% per annum paid January 15 and July 15 of each year, commencing January 15, 2000. The Notes constitute a series of our unsecured debt securities. We may redeem the Notes at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereof discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined), plus 15 basis points, plus, in each case, accrued and unpaid interest to the redemption date. The Notes will not be listed on any securities exchange or included in any automated quotations system. Please read the information described under the headings "Summary of Certain Terms of the Notes" and "Description of the Notes" in this prospectus supplement and "Description of the Senior Debt Securities" in the accompanying prospectus for a more detailed description of the terms of the Notes.

                                 -------------------


                                             Per Note         Total
                                             --------         -----
Public offering price (1).........            99.225%     $198,450,000
Underwriting discount.............               .65%       $1,300,000
Proceeds to us....................            98.575%     $197,150,000

(1) Plus accrued interest from July 16, 1999, if settlement occurs after that date

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

    The Notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about July 16, 1999.

                                 -------------------

MERRILL LYNCH & CO.
                                LEHMAN BROTHERS
                                                            SALOMON SMITH BARNEY

                                 -------------------

             The date of this prospectus supplement is July 13, 1999.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS SUPPLEMENT.

                                  TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

                                PROSPECTUS SUPPLEMENT
About this Prospectus. . . . . . . . . . . . . . . . . . . . . . . . . . . . S-3
Summary of Certain Terms of the Notes. . . . . . . . . . . . . . . . . . . . S-4
Our Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-5
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-5
Description of the Notes . . . . . . . . . . . . . . . . . . . . . . . . . . S-5
Book-Entry Issuance -- The Depository Trust Company. . . . . . . . . . . . . S-7
Underwriting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . S-8

                                      PROSPECTUS

About this Prospectus. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Where You Can Find More Information. . . . . . . . . . . . . . . . . . . . . . 2
Disclosure Regarding Certain Forward-Looking Statements. . . . . . . . . . . . 3
Our Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Ratio of Consolidated Earnings To Consolidated Fixed Charges . . . . . . . . . 5
Application of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Description of the Senior Debt Securities. . . . . . . . . . . . . . . . . . . 5
Validity of the Securities . . . . . . . . . . . . . . . . . . . . . . . . . .13
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14

                                ABOUT THIS PROSPECTUS

     This prospectus supplement relates to a prospectus which is part of a registration statement that we have filed with the SEC utilizing a "shelf" registration process. Under this shelf registration process, we may sell the securities described in the prospectus in one or more offerings up to a total amount of $500,000,000. The prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in the prospectus. Please carefully read both this prospectus supplement and the accompanying prospectus in addition to the information described in the prospectus under the heading "Where You Can Find More Information".

                      SUMMARY OF CERTAIN TERMS OF THE NOTES


 NOTES OFFERED. . . . . . . . . . . .  $200 million aggregate principal amount of Series A Senior Notes, 6 7/8% Due
                                       July 15, 2009.

 MATURITY . . . . . . . . . . . . . .  July 15, 2009.

 INTEREST RATE. . . . . . . . . . . .  The Notes will bear interest at the rate of 6 7/8% per annum.

 INTEREST PAYMENT DATES . . . . . . .  January 15 and July 15  commencing
                                       January 15, 2000.

 RECORD DATES . . . . . . . . . . . .  January 1 and July 1 of each year preceding each interest payment date.

 REDEMPTION . . . . . . . . . . . . .  The Notes will be redeemable at any time at a redemption price equal to the
                                       greater of (i) 100% of the principal
                                       amount of the Notes to be redeemed or
                                       (ii) the sum of the present values of the
                                       remaining scheduled payments of principal
                                       and interest thereof discounted to the
                                       redemption date on a semi-annual basis
                                       (assuming a 360-day year consisting of
                                       twelve 30-day months) at the Treasury
                                       Yield (as defined), plus 15 basis
                                       points, plus, in each case, accrued and
                                       unpaid interest to the redemption date.

 RANKING. . . . . . . . . . . . . . .  The Notes are our unsecured general obligations.

 CERTAIN COVENANTS. . . . . . . . . .  The Notes will be issued under the
                                       Indenture which contains covenants that
                                       may limit our ability to consolidate or
                                       merge with any other corporation or
                                       transfer all or substantially all of our
                                       assets as an entirety or substantially
                                       as an entirety.

 FORM AND DENOMINATION. . . . . . . .  The Notes will initially be represented by a global note registered in the name
                                       of a nominee of The Depository Trust
                                       Company, New York, NY (DTC).

 ADDRESS AND TELEPHONE NUMBER OF
 THE COMPANY. . . . . . . . . . . . .  1225 17th Street, Denver, CO 80202-5533
                                       303- 571-7511

                                  OUR COMPANY

     We are an operating public utility engaged principally in the generation, purchase, transmission, distribution and sale of electricity and in the purchase, transportation, distribution, and sale of natural gas, with our principal distribution center being the Denver metropolitan area. Our executive offices are located at 1225 17th Street, Denver, Colorado 80202-5533, where our telephone number is 303-571-7511. Internet users can obtain information about us and about New Century Energies, Inc. (NCE), of which we are a wholly-owned subsidiary, and our services at http://www.ncenergies.com.

     On July 28, 1999, the shareholders of our parent, NCE, approved a merger of equals transaction with Northern States Power Company to form Xcel Energy Inc. The shareholders of Northern States Power Company have also approved the merger. We anticipate that the merger, announced on March 25, 1999, will take from 12 to 18 months from the date of announcement to complete. Completion of the merger will require approval or regulatory review by federal regulators, including the Federal Energy Regulatory Commission and the Securities and Exchange Commission, as well as by state regulators in eight of the 12 states served by the two companies. Upon completion, holders of common stock of NCE will receive 1.55 shares of common stock of the merged company for each share of NCE common stock. Each share of Northern States Power Company common stock will continue as one share of common stock of the combined company. We expect to become a wholly-owned subsidiary of Xcel Energy Inc. and we expect that all subsidiaries now owned directly by NCE will become subsidiaries of Xcel Energy Inc.

                                   USE OF PROCEEDS

     We intend to use the net proceeds from the sale of the Notes offered hereby for general corporate purposes, including capital expenditures, repayment of short-term debt and refunding of long-term debt on maturity or otherwise.

                               DESCRIPTION OF THE NOTES

     The following information concerning the Notes supplements the description of the general terms and provisions of the Senior Debt Securities set forth in the accompanying prospectus. If the information is inconsistent with the prospectus, the following language should replace the language in the prospectus. If we use a term that is not defined in this prospectus supplement, you should use the definition contained in the prospectus or the Indenture. The following description of the terms of the Notes is not complete. You should read this description of the Notes together with the description of the Senior Debt Securities in the accompanying prospectus and the terms of the Notes in the Indenture.

     GENERAL. We will issue the Notes as a new series of the Senior Debt Securities under an Indenture (the Indenture) between us and The Bank of New York, as trustee (the Trustee) dated as of July 1, 1999, as supplemented by the first supplemental indenture dated as of July 15, 1999. The Indenture is described in more detail in the prospectus. The Notes are the first series of Senior Debt Securities that we have issued under the Indenture. The Notes will be our unsecured general obligations. Substantially all of our assets are pledged under our Indenture, dated as of December 1, 1939 (the 1939 Mortgage) between us and U.S. Bank Trust National Association, as successor trustee. In addition, our Indenture, dated as of October 1, 1993 between us and U.S. Bank Trust National Association, as successor trustee, constitutes a lien on substantially all of our properties used or to be used in or in connection with the business of generating, purchasing, transmitting, distributing and/or selling electric energy, which lien is junior to the lien of the 1939 Mortgage.

     MATURITY, INTEREST RATE AND PAYMENT DATES.  The Notes will:

     -    be our direct unsecured obligations, and
     -    mature on July 15, 2009.

     Interest on the Notes will:

     -    begin to accrue on July 16,1999, the date the Notes are issued,
     - be at the annual interest rate stated on the cover page of this prospectus supplement,
     - be payable January 15 and July 15 in each year, commencing January 15, 2000,
     - be calculated based on a 360-day year consisting of twelve 30-day months, and
     - be paid to the person in whose name the Note is registered at the close of business on the record date for the next interest payment date, except as otherwise provided in the Indenture.

     REDEMPTION OF THE NOTES. We may redeem the Notes, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield, plus 15 basis points plus, in each case, accrued and unpaid interest to the redemption date.

     "TREASURY YIELD" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "COMPARABLE TREASURY ISSUE" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

     "COMPARABLE TREASURY PRICE" means, with respect to any redemption date,
(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     "INDEPENDENT INVESTMENT BANKER" means Merrill Lynch, Pierce, Fenner & Smith Incorporated or its successor or, if such firm is unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by the Trustee after consultation with us.

     "REFERENCE TREASURY DEALER" means (i) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and any other primary U.S. Government securities dealer in New York City (a Primary Treasury Dealer) designated by, and not affiliated with Merrill Lynch, Pierce, Fenner & Smith Incorporated, PROVIDED, HOWEVER, that if Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of its designees shall cease to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer as a substitute for such entity and (ii) any other Primary Treasury Dealer selected by us.

     "REFERENCE TREASURY DEALER QUOTATIONS" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     A notice of redemption may provide that it is subject to certain conditions which will be specified in the notice. If those conditions are not met, the redemption notice will be of no effect and we would not be obligated to redeem the Notes.

     We will send each holder of Notes to be redeemed, notice of the redemption by first-class mail not less than 30 days prior to the redemption date.

     The Notes do not provide for any sinking fund.

     We may purchase the Notes in the open market, by tender or other methods. We may hold these purchased Notes, resell them or give them to the Trustee for cancellation. If applicable, we will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and other securities laws and regulations in connection with any such purchase. The Notes may be defeased in the manner provided in the Indenture.

                 BOOK-ENTRY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     DTC will act as securities depository for the Notes. The Notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully-registered certificate will be issued for the Notes in the aggregate principal amount of such issue, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (Participants) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). The Rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each actual purchaser of each Note (Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system for the Notes is discontinued.

     To facilitate subsequent transfers, all Notes deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements and among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to DTC. If less than all of the Notes within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

     Principal and interest payments on the Notes will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from us, the securities registrar or the paying agent, on payable date in accordance with their respective holdings shown on DTC's records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the paying agent, the securities registrar or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is the responsibility of us, the securities registrar or the paying agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depository with respect to the Notes at any time by giving reasonable notice to us or the securities registrar. Under such circumstances, in the event that a successor securities depository is not obtained, certificates are required to be printed and delivered.

     We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

                                     UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally agreed to purchase from us, the respective number of Notes set forth opposite its name below:


                                                                PRINCIPAL AMOUNT
         UNDERWRITER                                                OF NOTES
         -----------                                            ----------------
 Merrill Lynch, Pierce, Fenner & Smith
         Incorporated . . . . . . . . . . . . . . . . . .           $120,000,000
 Lehman Brothers Inc. . . . . . . . . . . . . . . . . . .             40,000,000
 Salomon Smith Barney Inc . . . . . . . . . . . . . . . .             40,000,000
                                                                    ------------
         Total. . . . . . . . . . . . . . . . . . . . . .           $200,000,000
                                                                    ============

     Under the terms and conditions of the Underwriting Agreement, the underwriters are committed to take and pay for all of the Notes offered hereby if any are taken.

     The underwriters propose to offer the Notes to the public at the initial public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at such price less a concession of .4% per Note. The underwriters may allow, and such dealers may reallow, a discount not in excess of .25% per Note to certain brokers and dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     The following table shows the underwriting discounts and commission to be paid to the underwriters by us in connection with this offering (expressed as a percentage of the principal amount of the Notes):


                                                                    Paid by us
          Per Note . . . . . . . . . . . . . . . . . . . . . . . .      .65%

     We estimate that the total expenses of this offering will be $360, 000. Prior to this offering, there has been no public market for the Notes. The underwriters have advised us that they intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that an active market will develop. We do not intend to apply for the Notes to be listed on any national securities exchange or national securities quotation system.

     We have agreed, during the period beginning from the date of the Underwriting Agreement and continuing to and including the date on which the distribution of the Notes ceases, as determined by the underwriters, not to offer, sell, contract to sell or otherwise dispose of any Notes or any other securities of the Company which are substantially similar to the Notes, including any guarantee of such securities, or any securities convertible into or exchangeable for or representing the right to receive any of the foregoing securities, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.

     In connection with this offering, the rules of the Securities and Exchange Commission permit the underwriters to engage in transactions that stabilize the price of the Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

     If the underwriters create a short position in the Notes in connection with this offering (i.e., if they sell more Notes than are set forth on the cover page of this Prospectus Supplement), the underwriters may reduce that short position by purchasing Notes in the open market.

     Merrill Lynch, Pierce, Fenner & Smith Incorporated, on behalf of the underwriters, also may impose a penalty bid on certain underwriters and selling group members. This means that, if the underwriters purchase Notes in the open market to reduce the underwriters' short position or to stabilize the price of the Notes, it may reclaim the amount of the selling concession from the underwriters and selling group members who sold those Notes as part of this offering.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering.

     Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and will contribute to payments that the underwriters may be required to make in respect thereof.

     Certain of the underwriters and their affiliates have from time to time provided commercial banking or investment banking advisory services to us, for which they have received customary compensation, and may continue to do so in the future.

PROSPECTUS

                                   $500,000,000

                                      [LOGO]

                         PUBLIC SERVICE COMPANY OF COLORADO

                              SENIOR DEBT SECURITIES

                               --------------------

    We may offer, from time to time, Senior Debt Securities that will be our unsecured obligations. These Senior Debt Securities may be offered in one or more series, including one or more series of medium term notes, and in amounts, at prices and on terms as we determine at or prior to the time or times of sale. We will provide specific terms of these Senior Debt Securities and the manner in which they are being offered in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. We cannot sell any of these Senior Debt Securities unless this prospectus is accompanied by a prospectus supplement.

    We may sell the Senior Debt Securities to or through underwriters, directly to other purchasers or through agents. The prospectus supplement will set forth the names of any underwriters or agents involved in the sale of the Senior Debt Securities, the principal amounts to be purchased by underwriters and the compensation of the underwriters or agents.

                               --------------------

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
           COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
              DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
                    ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.

                               --------------------



                   The date of this prospectus is July 6, 1999.

                                ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the SEC utilizing a shelf registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings up to a total principal amount of $500,000,000.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information".


                         WHERE YOU CAN FIND MORE INFORMATION

     We file reports and other information with the Securities and Exchange Commission. Certain of the reports and information that we file may be included in the combined reports and information of New Century Energies, Inc. ("NCE"), of which we are a wholly-owned subsidiary. You may read and copy any document we file with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago Illinois 50551-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. You may obtain further information regarding the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public on the SEC's Internet site located at http://www.sec.gov. In addition, you may inspect our reports at the offices of The New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. This information incorporated by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or any prospectus supplement or by information that we file subsequently that is incorporated by reference into this prospectus. We are incorporating by reference into this prospectus the documents listed below that we have filed with the SEC and the future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), until the offering of the securities offered hereby is completed:

     1. Our Annual Report on Form 10-K for the year ended December 31, 1998 (included in the NCE combined Annual Report on Form 10-K for such year.)

     2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (included in the NCE combined Quarterly Report on Form 10-Q for such quarter.)

     3. Our Reports on Form 8-K filed February 23, 1999 and June 28, 1999 (included in the NCE combined Report on Form 8-K.)

     This prospectus is part of a registration statement we have filed with the SEC relating to our securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You should read the registration statement, the exhibits and the schedules for more information about us and our securities. The registration statement, exhibits and schedules are also available at the SEC's Public Reference Room or through its Internet site.

     You may also obtain a copy of our filings with the SEC at no cost by writing to or telephoning us at the following address:

           Attn:    Brian P. Jackson
                    Senior Vice President, Chief Financial Officer and Treasurer Public Service Company of Colorado
                    1225 17th Street
                    Denver, Colorado  80202-5533
                    (Tel: 303-571-7511)


                   DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Statements contained in this prospectus and in any accompanying prospectus supplement, including the documents that are incorporated by reference as set forth in "Where You Can Find More Information," that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to our management. We caution that assumptions, projections, expectations, intentions or beliefs about future events may and often do vary materially from actual results and the differences between assumptions, projections, expectations, intentions or beliefs and actual results can be material. Accordingly, there can be no assurance actual results will not differ materially from those expressed or implied by forward-looking statements.

     The following are some of the facts that could cause actual results to differ from those expressed or implied in the forward-looking statements contained or incorporated by reference herein:

     -     the effects of the weather;
     -     future economic conditions;
     -     the performance of generating units;
     -     fuel prices and availability;
     - regulatory decisions and the effects of changes in state and federal laws;
     - the pace of deregulation of domestic retail natural gas and electric markets;
     - the timing and extent of change in commodity prices for all forms of energy;
     -     capital spending requirements;
     -     the evolution of competition;
     -     earnings retention and dividend payout policies;

     - consummation of the proposed merger between NCE and Northern States Power Company; and
     -     changes in accounting standards and other factors.

     When used in our documents, the words "anticipate," "estimate," "expect," "forecast," "goal," "objective," "projection" or similar words are intended to identify forward-looking statements.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus might not occur.



                                     OUR COMPANY

     We are an operating public utility engaged principally in the generation, purchase, transmission, distribution and sale of electricity and in the purchase, transportation, distribution, and sale of natural gas, with our principal distribution center being the Denver metropolitan area. We were incorporated through merger of predecessors under the laws of the State of Colorado in 1924. Our executive offices are located at 1225 17th Street, Denver, Colorado 80202-5533, where our telephone number is (303) 571-7511. Internet users can obtain information about us and about NCE and its services at http://www.ncenergies.com

     On August 1, 1997, Southwestern Public Service Company consummated a business combination with us and we each became a wholly-owned subsidiary of NCE, a registered holding company under the Public Utility Holding Company Act of 1935. The merger transaction has been accounted for as a pooling of interests for accounting purposes. As a result of the merger transaction, NCE directly owns Cheyenne Light, Fuel and Power Company and WestGas InterState, Inc. These subsidiaries were directly owned by us before the merger. NC Enterprises, Inc., a wholly-owned subsidiary of NCE, directly owns the following subsidiaries which previously had been directly owned by us: e prime, inc., New Century International, Inc. and Natural Fuels Corporation. We directly own: Green and Clear Lakes Company, PS Colorado Credit Corporation, PSR Investments, Inc., and 1480 Welton, Inc. We are considering transferring the capital stock of PS Colorado Credit Corporation to NCE. This transfer can only be made after all regulatory and other approvals are obtained. In addition, we have a controlling interest in several other relatively small companies whose operations are not significant and that are not consolidated in our financial or statistical statements.

                          RATIO OF CONSOLIDATED EARNINGS TO
                              CONSOLIDATED FIXED CHARGES


                                               Twelve Months Ended December 31,
                                                                                      Three Months Ended
                                             1994    1995    1996    1997    1998       March 31, 1999
                                             ----    ----    ----    ----    ----     ------------------
 Ratio of consolidated earnings to
 consolidated fixed charges                  2.53    2.78    2.75    2.49    2.43          2.73

     The ratio for future periods will be included in our annual and quarterly reports filed with the SEC. Such reports are incorporated by reference into this prospectus at the time they are filed.


                               APPLICATION OF PROCEEDS

     Unless otherwise indicated in a prospectus supplement relating to the issue of a particular series of Senior Debt Securities, we intend to use the net proceeds from the sale of the Senior Debt Securities offered hereby for general corporate purposes, including capital expenditures, repayment of short-term debt and refunding of long-term debt on maturity or otherwise.


                      DESCRIPTION OF THE SENIOR DEBT SECURITIES

     GENERAL:   We may issue from time to time, in one or more series, the
Senior Debt Securities under an Indenture ( the "Indenture") between us and The Bank of New York, as trustee (the "Trustee"). This prospectus describes certain general terms of the Senior Debt Securities that we may offer. The information we are providing you in this prospectus concerning the Senior Debt Securities and the Indenture is only a summary of the information provided in these documents. You should consult the Senior Debt Securities themselves, the Indenture and other documents for more complete information on the Senior Debt Securities. The form of the Indenture is an exhibit to the registration statement, and you should read it for provisions that may be important to you. In the summary below, we have included references to section numbers of the Indenture so that you can easily locate these provisions. Capitalized terms used in the following summary have the meanings specified in the Indenture unless otherwise defined below. When we offer to sell a particular series of Senior Debt Securities, we will describe the specific terms of that series in a prospectus supplement.

     There is no requirement under the Indenture described in this prospectus that future issues of our debt securities be issued under the Indenture we have described. We may use other indentures or documentation, which may contain provisions different from those included in the Indenture, in
connection with future issues of debt securities.   The Indenture does not
contain any debt covenants or provisions that would afford holders of the Senior Debt Securities protection in the event of a highly leveraged transaction.

     The Senior Debt Securities will be our unsecured obligations. The Indenture does not limit the aggregate principal amount of Senior Debt Securities that may be issued thereunder. (See Section 301.) It does not limit the incurrence or issuance of other secured or unsecured debt by us.
As of December 31, 1998, there were $549,750,000 in aggregate principal amount of our First Mortgage Bonds outstanding under our Indenture, dated as of December 1, 1939 (the 1939 Mortgage) between us and U.S. Bank Trust National Association, as successor trustee, excluding First Mortgage Trust Bonds issued solely as security for our First Collateral Trust Bonds. The 1939 Mortgage constitutes, subject to certain exceptions, a first mortgage lien on substantially all our properties. As of December 31, 1998, there were $972,167,000 in aggregate principal amount of our First Collateral Trust Bonds outstanding under our Indenture, dated as of October 1, 1993 (the 1993 Mortgage) between us and U.S. Bank Trust National Association, as successor trustee. The 1993 Mortgage constitutes a lien on substantially all of our properties used or to be used in or in connection with the business of generating, purchasing, transmitting, distributing and/or selling electric energy, which lien is junior to the lien of the 1939 Mortgage. Additionally, as of December 31, 1998, there were $200,000,000 in aggregate principal amount of our Deferrable Interest Subordinated Debentures outstanding under our Subordinated Debt Securities Indenture, dated as of May 1, 1998 ( the Subordinated Debt Indenture) between us and The Bank of New York, as trustee. The Deferrable Interest Subordinated Debentures issued under our
Subordinated Debt Indenture are subordinated and junior in right of payment to the Senior Debt Securities.

     The Senior Debt Securities will rank as equal in right of payment to our other unsecured indebtedness, except for any indebtedness that, by its terms, is subordinate to the Senior Debt Securities.

     Please read the prospectus supplement relating to the issue of a particular series of Senior Debt Securities for, among other things, the following terms thereof:



     -     the title of the series;

     -     any limit on the aggregate principal amount of the series;

     - whether any of the Senior Debt Securities of that series will be issued in global form and, if so, the identity of the depository and the specific terms of the depository arrangements;

     -     the date or dates on which the principal is payable;

     - the rate or rates at which the Senior Debt Securities of that series will bear interest or the method of determining the rate or rates;

     -     the date or dates from which interest will accrue;

     - the dates on which such interest will be payable and the regular record dates for such interest payment dates;

     - the place or places where the principal of, premium, if any, and interest shall be payable;

     - any redemption terms, including mandatory redemption through a sinking fund or otherwise, redemption at our option and redemption at the option of the holder;

     - the denominations in which the Senior Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

     - whether the provisions of the Indenture relating to defeasance and covenant defeasance shall be applicable to the Senior Debt Securities of that series provided, that such provisions shall apply unless such covenants are expressly stated to be inapplicable to the Senior Debt Securities of that series; and

     -     any other terms of the Senior Debt Securities of that Series.

(See Section 301.)

     PERIODIC OFFERING: Senior Debt Securities of any series may be offered in a periodic offering, in which any or all of the specific terms of each security of such series may vary from other securities of such series, including with respect to rate of interest, if any, thereon, the stated maturity thereof, the redemption provisions, if any, and such other terms as may be permitted by the Indenture and determined by us from time to time as provided in the Indenture and set forth in a supplement to this prospectus.

     ORIGINAL ISSUE DISCOUNT SECURITY: A Senior Debt Security may provide that an amount less than the principal amount thereof would be due and payable if it were to be accelerated because of an event of default. Senior Debt Securities containing such a provision would be offered and sold at a substantial discount below their principal amount. Special federal income tax, accounting and other considerations relating to those securities will be described in the applicable prospectus supplement.

     PAYMENT OF SENIOR DEBT SECURITIES; TRANSFERS; EXCHANGES: Unless the prospectus supplement that describes a particular series of Senior Debt Securities says otherwise with respect to that series, interest, if any, on each Senior Debt Security payable on each interest payment date will be paid to the person in whose name the Senior Debt Security is registered as of the close of business on the regular record date relating to such interest payment date. Interest payable at maturity will be paid to the person to whom principal is paid at maturity. If there has been a default in the payment of interest on any Senior Debt Security, such defaulted interest may be paid to the holder of the Senior Debt Security as of the close of business on a date selected by the Senior Debt Security Trustee. The date selected must not be more than 15 days and not less than 10 days prior to the date proposed by us for payment of such defaulted interest. Defaulted interest may also be paid in any other lawful manner permitted by requirements of any securities exchange on which the Senior Debt Security may be listed, if the Trustee deems such manner of payment practicable. (See Section 307.)

     Unless the prospectus supplement that describes a particular series of Senior Debt Securities says otherwise with respect to that series, the principal of and premium, if any, and interest at maturity will be payable upon presentation of the Senior Debt Securities at the corporate trust office of The Bank of New York, in New York, New York, as our Paying Agent. We may change the place of payment. We may appoint one or more additional paying agents and may remove any paying agent, all at our discretion. (See Section 1002.)

     Unless the prospectus supplement that describes a particular series of Senior Debt Securities says otherwise with respect to that series, the transfer of Senior Debt Securities may be registered, and Senior Debt Securities may be exchanged for other Senior Debt Securities of the same series and tranche, of authorized denominations and of like tenor and aggregate principal amount, at the corporate trust office of The Bank of New York, in New York, New York, as security registrar. We may change the place for registration or transfer and exchange. We may designate one or more additional places for such registration and exchange, all at our discretion. (See Sections 305 and 1002.)

     Unless the prospectus supplement that describes a particular series of Senior Debt Securities says otherwise with respect to that series, no fee for service will be charged for any transfer or exchange of the Senior Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with any registration of, transfer or exchange of the securities. We are not required to execute or to provide for the registration of transfer of or the exchange of (a) any Senior Debt Security during a period of 15 days prior to giving any notice of redemption or (b) any Senior Debt Security selected for redemption in whole or in part, except the unredeemed portion of any Senior Debt Security being redeemed in part. (See Section 305.)

     REDEMPTION: Any terms for the optional or mandatory redemption of a particular series of Senior Debt Securities will be set forth in the prospectus supplement that describes that series. Unless the prospectus supplement says that Senior Debt Securities are redeemable at the option of a holder, Senior Debt Securities will be redeemable only at our option upon
notice by mail at least 30 days          prior to the date fixed for
redemption. If fewer than all the Senior Debt Securities of a series are to be redeemed, the particular Senior Debt Securities to be redeemed will be selected by a method of random selection, substantially pro rata, chosen by the Trustee as being fair and appropriate and which complies with the requirement of the principal national securities exchange, if any, on which the Senior Debt Securities are listed. If the Senior Debt Securities to be redeemed have different terms and different maturities, we may select the particular Senior Debt Securities to be redeemed. (See Sections 1103 and 1104.)

     If redemption is at our option, the notice of redemption may state that such redemption will be conditional upon receipt by the paying agent or agents, on or prior to the date fixed for such redemption, of money sufficient to redeem all of the Senior Debt Securities called for redemption, including accrued interest, if any. If no money has been received, the notice will not be effective and we will not be required to redeem the Senior Debt Securities. (See Section 1104.)

     CONSOLIDATION, MERGER OR SALE: The Indenture provides that we will not consolidate with, merge with or into any other corporation, whether or not we are the surviving corporation, or sell, assign, transfer or lease all or substantially all of our properties and assets as an entirety or substantially as an entirety to any person or group of affiliated persons, in one transaction or a series of related transactions, unless:

     - either we are the continuing person or the person, if other than us, formed by such consolidation or with which or into which we are merged or the person, or group of affiliated persons, to which all or substantially all of our properties and assets as an entirety or substantially as an entirety are sold, assigned, transferred or leased is a corporation, or constitute corporations, organized under the laws of the United States or any State thereof or the District of Columbia and expressly assumes, by an indenture supplemental to the Indenture, all of our obligations under the Senior Debt Securities issued thereunder and the Indenture, executed and delivered to the Trustee in a form satisfactory to the Trustee;

     - immediately before and after giving effect to such transaction or series of transactions, no event of default, and no default, shall have occurred and be continuing; and

     - we deliver to the Trustee an officer's certificate and an opinion of counsel stating that such consolidation, merger or transfer and such supplemental indenture comply with the Indenture. (See Article Eight.)

     EVENTS OF DEFAULT AND NOTICE THEREOF: The following are events of default under the Indenture with respect to Senior Debt Securities of any series issued thereunder:

     - our failure to pay interest on any Senior Debt Security of that series when due and such failure continues for 30 days and the time for payment has not been extended or deferred;

     - our failure to pay the principal of, or premium, if any, on, any Senior Debt Security of that series when due and payable at maturity, and upon redemption but excluding any failure by us to deposit money in connection with any redemption at our option, and the time for payment has not been extended or deferred;

     - our failure to observe or perform any other covenant, warranty or agreement contained in the Senior Debt Securities of that series or in the Indenture, other than a covenant, agreement or warranty included in the Indenture solely for the benefit of Senior Debt Securities other than that series, and such failure continues for 60 days after written notice has been received by us from the Trustee or holders of at least 25% in aggregate principal amount of the outstanding Senior Debt Securities of that series;

     - certain events of bankruptcy, insolvency or reorganization relating to us;

     - our failure to pay any installment of interest when due on any other series of Senior Debt Securities issued pursuant to the Indenture and such failure continues for 30 days, or our failure to pay the principal of, or premium, if any, on any such other series of Senior Debt Securities when due and payable at maturity, including upon redemption but excluding any failure by us to deposit money in connection with any redemption at our option, and the time for payment has not been extended or deferred; and

     - any other event of default with respect to Senior Debt Securities of that series specified in the applicable prospectus supplement.

(See Section 501.)

     The Indenture provides that the Trustee shall, within 30 days after the occurrence of any default or event of default with respect to Senior Debt Securities of any series issued thereunder, give the holders of Senior Debt Securities of that series notice of all uncured defaults or events of default known to it (the term "default" includes any event which after notice or passage of time or both would be an event of default); provided, however, that, except in the case of an event of default or a default in payment on any Senior Debt Securities of any series, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or directors or responsible officers of the Trustee in good faith determine that the withholding of such notice is in the interest of the holders of Senior Debt Securities of the affected series. (See
Section 602.)

     If an event of default with respect to Senior Debt Securities of any series, other than due to events of bankruptcy, insolvency or reorganization, occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Senior Debt Securities of that series, by notice in writing to us, and to the Trustee if given by the holders of at least 25% in aggregate principal amount of the Senior Debt Securities of that series, may declare the unpaid principal of and accrued interest to the date of acceleration, or, if the Senior Debt Securities are Original Issue Discount Securities, such portion of that principal as may be specified in the terms thereof, on all the outstanding Senior Debt Securities of that series to be due and payable immediately and, upon any such declaration, the Senior Debt Securities of that series, or specified principal amount, shall become immediately due and payable. (See Section 502.)

     If an event of default occurs due to bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on the outstanding Senior Debt Securities of all series will become immediately due and payable without any declaration or other act on the part of the Trustee or any holder of any Senior Debt Security. (See Section 502.)

     The holders of a majority of the principal amount of the outstanding Senior Debt Securities of that series, upon the conditions provided in the Indenture, may rescind an acceleration and its consequences. (See Section 502.)

     Subject to the provisions of the Indenture relating to the duties of the Trustee if an event of default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders, unless such holders have offered to the Trustee reasonable indemnity. (See Section 603.) The holders of a majority in principal amount of the outstanding Senior Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Senior Debt

Securities of that series; provided that (i) such direction is not in conflict with any law or the Indenture; (ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction; and (iii) subject to its duties under the Trust Indenture Act, the Trustee need not take any action that might involve the Trustee in personal liability or might be unduly prejudicial to the holders not joining therein. (See Section 512.)

     No holder of the Senior Debt Securities of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the Trustee written notice of a continuing event of default with respect to the Senior Debt Securities of that series, (ii) the holders of at least 25% in aggregate principal amount of the outstanding Senior Debt Securities of that series have made written request, and such holder or holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee and (iii) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding Senior Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. Such limitations do not apply to a suit instituted by a holder of a Senior Debt Security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such Senior Debt Security. (See Sections 507 and 508.)

     The Indenture provides that we must periodically file statements with the Trustee regarding compliance by us with all conditions and covenants of the covenants therein. (See Section 704.)

     MODIFICATION OF INDENTURE: We and the Trustee may modify the Indenture, without notice to or the consent of any holders of Senior Debt Securities, with respect to certain matters, including:

     - to add one or more covenants or other provisions for the benefit of holders of Senior Debt Securities of one or more series or tranches or to surrender any of our rights or powers under the Indenture;

     - to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any other provision of the Indenture; or

     - to make any change that does not materially adversely affect the interests of any holder of Senior Debt Securities of any series.

     In addition, we, together with the Senior Debt Trustee, may modify certain of our rights and obligations and the rights of holders of the Senior Debt Securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding Senior Debt Securities of each series or tranche affected thereby.

     If the Trust Indenture Act is amended after the date of the original Indenture in such a way as to require or permit changes to the Indenture, or the elimination of provisions which, at the date of the original Indenture or at any time thereafter were required by the Trust Indenture Act, the Indenture will be automatically amended to conform to such amendment or to make such changes or elimination. The

Trustee shall, at our request, enter into one or more supplemental indentures with us to evidence or effect such amendment. (See Section 901.)

     No amendment or modification may, without the consent of each holder of any outstanding Senior Debt Security affected:

     - change the stated maturity of the principal of, or any installment of principal of or interest on, any such Senior Debt Security;

     - reduce the principal amount of, or the rate of interest on, or any premium payable upon the redemption of, or extend the time for payment of, any such Senior Debt Security, or extent the time for payment of those amounts or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity thereof;

     - change the place of payment, or the coin or currency, for payment of principal of, or premium, if any, or interest on any Senior Debt Security;

     - impair the right to institute suit for the enforcement of any payment on or with respect to any such Senior Debt Security;

     - reduce the percentage in principal amount of outstanding Senior Debt Securities of any series necessary to modify or amend the Indenture, or to waive compliance with certain provisions of the Indenture or defaults or events of default thereunder and their consequences;

     - change the redemption provisions in a manner adverse to any such holder of Senior Debt Securities of that series; or

     - modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants except to increase the percentage of holders required to consent or waive or to provide that certain other provisions may not be modified or waived without the consent of each holder affected thereby.

(See Article Nine.)

     WAIVER: The holders of not less than a majority in aggregate principal amount of the outstanding Senior Debt Securities of any series may on behalf of the holders of all Senior Debt Securities of that series waive any default or event of default with respect to that series, except a default or event of default in the payment of the principal of, or premium, if any, or any interest on any Senior Debt Securities of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Senior Debt Securities of that series affected (See Section 513.)

     DEFEASANCE: So long as no default or event of default with respect to the Senior Debt Securities has occurred and is continuing, we may terminate our substantive obligations in respect of Senior Debt Securities of any series (except for our obligations to pay the principal of (and premium, if any, on) and the interest on the Senior Debt Securities of that series) by:

     - depositing with the Trustee, under the terms of an irrevocable trust agreement, money or U.S. Government Obligations or a combination thereof sufficient to pay all remaining indebtedness on the Senior Debt Securities of that series,

     - delivering to such Trustee either an opinion of counsel or a ruling directed to the Trustee from the Internal Revenue Service to the effect that the holders of the Senior Debt Securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and termination of obligations, and

     - complying with certain other requirements set forth in the Indenture. (See Section 1304.)

     CONCERNING THE TRUSTEE: We and our affiliates conduct banking transactions with the Trustee in the normal course of business.

     GOVERNING LAW: The Indenture is governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles, except to the extent that the Trust Indenture Act is applicable.



                              VALIDITY OF THE SECURITIES

     Except as set forth below, the validity of our securities will be passed upon by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. Certain legal matters in connection with the securities will be passed upon for the underwriters by Cahill Gordon & Reindel, a partnership including a
professional corporation, New York, New York.   In giving their opinion,
Cahill Gordon & Reindel may rely as to all matters of Colorado law upon the opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.



                                       EXPERTS

     The consolidated balance sheets and statements of capitalization of Public Service Company of Colorado and its subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 1998, and the related financial statement schedule, included in the NCE Combined Annual Report on Form 10-K for the year ended December 31, 1998 and in the NCE Combined Report on Form 8-K, which statements and schedule are incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. The financial statements and related financial statement schedule are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     With respect to the unaudited consolidated condensed interim financial information of Public Service Company of Colorado and its subsidiaries for the quarters ended March 31, 1999 and 1998, included in its Form 10-Q for the quarter ended March 31, 1999, included in the NCE Combined Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, which financial information is incorporated by reference in this registration statement, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate report thereon states that they did not audit and they do not express an opinion on that consolidated condensed interim financial information. Accordingly, the degree of reliance on their report on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited consolidated condensed interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.



                                 PLAN OF DISTRIBUTION

     We may sell the securities through underwriters or directly to other purchasers or through agents.

     The securities may be sold from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of the securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents.

     Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. The terms of any particular offering of the securities, including the identity of any such underwriter or agent and any such compensation received from us, will be described in the applicable prospectus supplement.

     We may enter into agreements with underwriters and agents who participate in the distribution of the securities pursuant to which they may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act.

     The securities are not proposed to be listed on a securities exchange, and any underwriters will not be obligated to make a market in the securities. We cannot predict the activity or liquidity of any trading in the securities.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

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                                 $200,000,000

                                    [LOGO]

                         PUBLIC SERVICE COMPANY OF COLORADO

                             SERIES A SENIOR NOTES,
                                6 7/8% DUE 2009





                             ---------------------
                             PROSPECTUS SUPPLEMENT
                             ---------------------





                              MERRILL LYNCH & CO.
                                LEHMAN BROTHERS
                             SALOMON SMITH BARNEY





                                JULY 13, 1999


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